NeoStem

YOUR CELLS YOUR USE YOUR LIFE

June 9, 2010

Madam Zhang Jian
859, Pan Xu Road
Suzhou, Jiangsu, China

Dear Madam Zhang:

We are pleased to advise you that after careful consideration NeoStem, Inc. ("NeoStem" or the "Company") has determined to make you an offer of employment to serve as the Company's Vice President, Pharmaceutical Operations. This letter sets forth certain terms that, if you accept the offer, will govern the terms of your employment.

Your commencement date shall be June 9, 2010 or such other date as may be mutually agreed (the "Commencement Date").

You will report to the Company's CEO and you will have such duties as shall be designated to you from time to time as shall be considered appropriate for your position. It is acknowledged that you currently serve as General Manager of Erye Pharmaceutical Company Ltd. ("Erye"), the Company's majority owned subsidiary, and you shall be based out of that facility with travel from time to time to the Company's executive offices in the United States and domestically in China. You shall devote a reasonable amount of time to the Company's business as shall be determined by the CEO in conjunction with you. In consideration for your services, you shall be entitled to annual compensation of $120,000. In consideration for assistance you have provided the Company since November 1, 2009, you shall also receive a one-time signing bonus of $72,500. You recognize that compensation must be paid in accordance with all applicable laws, including laws relating to tax and withholding obligations.

You will not be entitled to participate in the Company's benefits plans, it being understood that you receive benefits in your role as General Manager of Erye.

Subject to the approval by the Company's Compensation Committee, you shall be granted on your Commencement Date under the Company's 2009 Non-US Equity

Compensation Plan (the "Plan"), an option (the "Option") to purchase 650,000 shares of the Company's Common Stock at a per share purchase price equal to the closing price of the Common Stock on the Commencement Date which shall vest and become exercisable as to: (i) 150,000 shares upon the date you sign this letter to accept and agree this offer; (ii) 50,000 shares on each of the first, second, third, fourth and fifth one year anniversaries of the Commencement Date; (iii) 50,000 shares upon Erye receiving the government approval for a tax rate reduction by 10% as it obtains the name of "High and New Technology Enterprise of Jiangsu Province"; (iv) 50,000 upon Erye completing the relocation of its facilities in Suzhou and all lines being GMP certified and operational; (v) 50,000 shares upon Erye obtaining the approval for the application of "Chinese Famous Brand" for one of its trademarks; (vi) 50,000 shares upon Erye's annual revenue reaching US$ 100,000,000; and (vii) 50,000 shares upon you bringing NeoStem as it relates to Erye into SOX compliance and fixing the auditors identified material weaknesses in the financial reporting. The Option shall be subject in all respects to the terms of the Plan.

In accepting our offer of employment you certify your understanding your employment will be on an at will basis and that neither you nor the Company has entered into a contract regarding the terms or the duration of your employment except as set forth herein, provided that we will provide you with no less than 30 (thirty) days prior written notice should we desire to terminate your employment with the Company. You hereby agree that should you desire to terminate the employment you will provide it with no less than 90 (ninety) days prior written notice.

You acknowledge that application of local law may impact the foregoing and shall be reflected in a final employment agreement.

Sincerely,

Robin Smith, CEO

Accepted and Agreed:

Madam Zhang Jian